EXHIBIT 21

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2007

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Breswater Marine Contracting B.V.	Netherlands
DII Industries, LLC	United States
ESG (Latin America), LLC	United States
Halliburton Affiliates, LLC	United States
Halliburton AS	Norway
Halliburton Canada Holdings, Inc.	United States
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Energy Services Ltd.	United Kingdom
Halliburton Energy Services, Inc.	United States
Halliburton Group Canada Inc.	Canada
Halliburton Group Holdings (1) Company	Canada
Halliburton Group Holdings (2) Company	Canada
Halliburton Holdings (No. 3)	United Kingdom
Halliburton International, Inc.	United States
Halliburton Manufacturing and Services Limited	United Kingdom
Halliburton Netherlands Operations Cooperatie	Netherlands
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Overseas Limited	Cayman Islands
Halliburton Produtos Ltda.	Brazil
Halliburton Worldwide Limited	Cayman Islands
HES Mexico Holdings, LLC	United States
Hobbymarkt Delft BV	Netherlands
Kellogg Energy Services, Inc.	United States
Landmark Graphics Corporation	United States
Oilfield Telecommunications, LLC.	United States